PROSPECTUS and	PRICING SUPPLEMENT NO. 6
PROSPECTUS SUPPLEMENT, each	Dated September 19, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $14,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$310,000,000 Floating-Rate Senior Notes Due September 22, 2014

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERG6

Date of Issue:	September 22, 2011

Maturity Date:	September 22, 2014

Principal Amount:	$310,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 53 bps

Initial Interest Rate Determination Date:	September 20, 2011

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 22nd (or next Business Day) of March, June, September, and December beginning December 22, 2011

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 22nd (or next Business Day) of March, June, September, and December beginning December 22, 2011

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000%

Plan of Distribution:	Name Deutsche Bank Securities Inc. Total	Principal Amount Of Notes $310,000,000.00 $310,000,000.00

The above Agent has severally agreed to purchase the respective principal amount of Notes, opposite their name as principal, at a price of 99.850% plus accrued interest from September 22, 2011 if settlement occurs after that date.